Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-149999 and Form S-8 Nos. 33-59686, 33-80072, 33-81690, 33-83196, 333-872, 333-40791, 333-67215, 333-93571, 333-51322, 333-53876, 333-73506, 333-96791, 333-99655, 333-101696, 333-103764, 333-109486, 333-119939, 333-140773 and 333-149460) of Microchip Technology Incorporated of our report dated May 23, 2008 with respect to the consolidated financial statements of Microchip Technology Incorporated and our report dated May 23, 2008 with respect to the effectiveness of internal control over financial reporting of Microchip Technology Incorporated, included  in this Annual Report (Form 10-K) for the year ended March 31, 2008.

        /s/ Ernst & Young LLP

Phoenix, Arizona
May 27, 2008